Exhibit 99.1

CoStar Group First Quarter Revenue Grows 21% and Net Income
Increases 136% Year-over-Year; Company Raises Full-Year Guidance

WASHINGTON - April 23, 2018 - CoStar Group, Inc. (NASDAQ: CSGP), the leading provider of commercial real estate information, analytics and online marketplaces, announced today that revenue for the quarter ended March 31, 2018 was $274 million, an increase of 21% over revenue of $227 million for the first quarter of 2017. Net income for the quarter ended March 31, 2018 increased $30 million to $52 million or $1.44 per diluted share compared to $22 million for the first quarter 2017, an increase of 136%.

Company-wide net bookings for ongoing services were $54 million in the first quarter of 2018, but are reduced by negative net bookings of $19 million as a result of the previously announced discontinuation of the vast majority of the LoopNet Information products in February 2018. Accordingly, overall Company wide-net bookings in the first quarter were $35 million.

“We had a very strong first quarter of 2018 as we expanded revenue, grew net income and continued to generate strong sales,” said Andrew C. Florance, Founder and Chief Executive Officer of CoStar Group. “CoStar Suite revenue accelerated to a growth rate of 19% year-over-year as revenue reached $130 million in the first quarter of 2018. In the last 12 months, the number of individual subscribers for CoStar Suite in the United States alone grew by over 20,000 to approximately 126,000.”

Florance continued, “Apartments.com continues to strengthen its lead as the number one apartment internet listing service and the addition of ForRent strengthens the value of our network by adding 3.7 million unique visitors and 6.6 million visits monthly. In the first quarter of 2018, our Apartment network averaged 40 million visits per month, up 40%, and 15.6 million unique monthly visitors, an increase of 38%, year-over-year, as reported by comScore. We are moving quickly to integrate the operations of the ForRent business with Apartments.com. With ForRent, we have expanded our industry leading multifamily sales team to over 300 highly seasoned and trained sales professionals, which we believe will result in higher sales and revenue as the year progresses. In addition, we have already realized significant cost synergies, which include an initial reduction in force of 158 people earlier this month.”

Year 2017-2018 Quarterly Results - Unaudited
(in millions, except per share data)
	2017				2018
	Q1	Q2	Q3	Q4	Q1

Revenues	$227	$237	$248	$254	$274
Net income	22	22	34	44	52
Net income per share - diluted	0.68	0.68	1.04	1.22	1.44
Weighted average outstanding shares - diluted	32.6	32.7	32.8	36.1	36.4

EBITDA	55	44	73	66	70
Adjusted EBITDA	64	54	84	78	84
Non-GAAP net income	34	28	46	45	60
Non-GAAP net income per share - diluted	1.05	0.86	1.41	1.25	1.65

Multifamily revenue for the first quarter of 2018 increased 37% to $88 million versus $64 million in the first quarter of 2017. On an organic basis, multifamily revenue increased 23% in the first quarter of 2018 compared to the first quarter of 2017. Revenue by services can be found within the tables included in this release.

Non-GAAP net income (defined below) for the quarter ended March 31, 2018 was $60 million or $1.65 per diluted share, an increase of $26 million versus the first quarter of 2017. Adjusted EBITDA (which excludes stock-based compensation and other items as defined below) was $84 million for the first quarter of 2018, an increase of 32% over adjusted EBITDA for the first quarter of 2017. Adjusted EBITDA margin for the first quarter of 2018 was 31%, an increase of almost 300 basis points compared to the first quarter of 2017.

As of March 31, 2018, the Company had approximately $940 million in cash, cash equivalents and long-term investments, and no outstanding debt. In the first quarter of 2018, in connection with the acquisition of ForRent, the Company paid $352 million in cash, which included customary working capital and other post-closing adjustments, and issued approximately $36 million in shares of CoStar Group common stock.

2018 Outlook
“With our continued strong sales and revenue performance and focus on margin improvement, we are raising our guidance for the full year of 2018,” stated Scott Wheeler, Chief Financial Officer of CoStar Group. “Our first quarter performance increases our confidence in achieving our goal of 40% adjusted EBITDA margin for the fourth quarter of 2018.”
The Company expects revenue in the range of $1.174 billion to $1.190 billion for the full year of 2018, an increase to the prior midpoint of $2 million and reflecting revenue growth of 22% at the midpoint of the range. We expect revenue for the second quarter of 2018 in the range of $292 million to $295 million, representing revenue growth of 24% over the second quarter of 2017 at the midpoint of the range.

The Company expects adjusted EBITDA in a range of $380 million to $390 million for the full year of 2018, an increase of $15 million at the midpoint versus our previous outlook. For the second quarter 2018, the Company expects adjusted EBITDA in a range of $66 million to $70 million.

We expect full-year 2018 non-GAAP net income per diluted share in a range of $7.44 to $7.64, based on 36.6 million shares, an increase of $0.43 at the midpoint versus the previously provided outlook. For the second quarter 2018, we expect non-GAAP net income per diluted share in a range of $1.25 to $1.34 based on 36.5 million shares. These ranges include a non-GAAP tax rate of 25%.

The preceding forward-looking statements reflect CoStar Group’s expectations as of April 23, 2018, including forward-looking non-GAAP financial measures on a consolidated basis. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Reconciliation of EBITDA, adjusted EBITDA, non-GAAP net income and non-GAAP net income per diluted share and all of the disclosed non-GAAP financial measures to their GAAP basis results are shown in detail below, along with definitions for those terms. A reconciliation of forward-looking non-GAAP guidance to the most directly comparable GAAP measure, net income, can be found within the tables included in this release.

Non-GAAP Financial Measures
For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before (i) interest income (expense) and loss on debt extinguishment, (ii) provision for income taxes, and (iii) depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before (i) stock-based compensation expense, (ii) acquisition and integration related costs, (iii) restructuring charges and related costs, and (iv) settlements and impairments incurred outside the Company’s normal business operations.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before (i) amortization of acquired intangible assets, (ii) stock-based compensation expense, (iii) acquisition and integration related costs, (iv) purchase accounting adjustments, (v) restructuring charges and related costs, (vi) settlements and impairments and (vii) loss on debt extinguishment. From this figure, we then subtract an assumed provision for income taxes to arrive at non-GAAP net income. In 2017, the company assumed a 38% tax rate, and in 2018 the company is assuming a 25% tax rate in order to approximate our statutory corporate tax rate.

Non-GAAP net income per diluted share (also referred to as non-GAAP EPS) is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period. For periods with GAAP net losses and non-GAAP net income, the weighted-average outstanding shares used to calculate non-GAAP net income per share includes potentially dilutive securities that were excluded from the calculation of GAAP net income per share as the effect was anti-dilutive.

Earnings Conference Call
Management will conduct a conference call at 5:00 PM EDT on Monday, April 23, 2018 to discuss earnings results for the first quarter of 2018 and the Company’s outlook. The audio portion of the conference call will be broadcast live over the Internet at www.costargroup.com/investors/events. To join the conference call by telephone, please dial (800) 230-1059 (from the United States and Canada) or (612) 234-9959 (from all other countries) and refer to conference code 446984. An audio recording of the conference call will be available for replay approximately one hour after the call's completion and will remain available for a period of time following the call. To access the recorded conference call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 446984. The webcast replay will also be available in the Investors section of CoStar Group's website for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations - Unaudited
(in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017

Revenues	$273,718	$226,553
Cost of revenues	62,477	51,346
Gross profit	211,241	175,207

Operating expenses:
Selling and marketing (excluding customer base amortization)	88,490	76,402
Software development	22,913	22,374
General and administrative	40,590	33,995
Customer base amortization	5,803	4,774
	157,796	137,545

Income from operations	53,445	37,662
Interest and other income	2,987	429
Interest and other expense	(690)	(2,686)
Income before income taxes	55,742	35,405
Income tax expense	3,511	13,275
Net income	$52,231	$22,130

Net income per share - basic	$1.46	$0.69
Net income per share - diluted	$1.44	$0.68

Weighted average outstanding shares - basic	35,893	32,276
Weighted average outstanding shares - diluted	36,350	32,563

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures - Unaudited
(in thousands, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income
	Three Months Ended March 31,
	2018	2017

Net income	$52,231	$22,130
Income tax expense	3,511	13,275
Income before income taxes	55,742	35,405
Amortization of acquired intangible assets	10,411	10,893
Stock-based compensation expense	10,412	9,357
Acquisition and integration related costs	3,522	362
Settlements and impairments	—	(760)
Non-GAAP income before income taxes	80,087	55,257
Assumed rate for income tax expense *	25%	38%
Assumed provision for income tax expense	(20,022)	(20,998)
Non-GAAP net income	$60,065	$34,259

Net income per share - diluted	$1.44	$0.68
Non-GAAP net income per share - diluted	$1.65	$1.05

Weighted average outstanding shares - basic	35,893	32,276
Weighted average outstanding shares - diluted	36,350	32,563

* A 25% and 38% tax rate is assumed for 2018 and 2017, respectively, which approximates our statutory corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended March 31,
	2018	2017

Net income	$52,231	$22,130
Amortization of acquired intangible assets in cost of revenues	4,608	6,119
Amortization of acquired intangible assets in operating expenses	5,803	4,774
Depreciation and other amortization	6,572	6,405
Interest and other income	(2,987)	(429)
Interest and other expense	690	2,686
Income tax expense	3,511	13,275
EBITDA	$70,428	$54,960
Stock-based compensation expense	10,412	9,357
Acquisition and integration related costs	3,522	362
Settlements and impairments	—	(760)
Adjusted EBITDA	$84,362	$63,919

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$931,429	$1,211,463
Accounts receivable, net	68,914	60,900
Prepaid expenses and other current assets	31,661	15,572
Total current assets	1,032,004	1,287,935

Long-term investments	10,070	10,070
Deferred income taxes, net	4,579	5,431
Property and equipment, net	83,401	84,496
Goodwill	1,551,248	1,283,457
Intangible assets, net	313,861	182,892
Deferred commissions costs	75,201	—
Deposits and other assets	11,755	6,179
Income tax receivable	12,981	12,981
Total assets	$3,095,100	$2,873,441

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$116,175	$100,980
Deferred revenue	49,468	45,686
Total current liabilities	165,643	146,666

Deferred gain on sale of building	15,561	16,192
Deferred rent	32,000	33,909
Deferred income taxes, net	65,456	12,070
Income taxes payable	15,476	13,354

Stockholders' equity	2,800,964	2,651,250
Total liabilities and stockholders' equity	$3,095,100	$2,873,441

CoStar Group, Inc.
Condensed Consolidated Statements of Cash Flows - Unaudited
(in thousands, unaudited)

	Three Months Ended March 31,
	2018	2017
Operating activities:
Net income	$52,231	$22,130
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,983	17,298
Amortization of deferred commissions costs	12,006	—
Amortization of debt issuance costs	219	772
Stock-based compensation expense	10,412	9,357
Deferred income tax expense, net	1,851	2,091
Bad debt expense	1,431	1,800
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,511)	(2,760)
Prepaid expenses and other current assets	(9,522)	(359)
Deferred commissions	(16,263)	—
Accounts payable and other liabilities	4,288	11,588
Deferred revenue	5,272	2,757
Deposits and other assets	(3,412)	(117)
Net cash provided by operating activities	72,985	64,557

Investing activities:
Purchases of property and equipment and other assets	(8,617)	(6,146)
Acquisitions, net of cash acquired	(340,074)	(13,673)
Net cash used in investing activities	(348,691)	(19,819)

Financing activities:
Payments of long-term debt	—	(35,000)
Repurchase of restricted stock to satisfy tax withholding obligations	(15,392)	(5,781)
Proceeds from exercise of stock options and employee stock purchase plan	10,616	1,234
Net cash used in financing activities	(4,776)	(39,547)

Effect of foreign currency exchange rates on cash and cash equivalents	448	58
Net (decrease) increase in cash and cash equivalents	(280,034)	5,249
Cash and cash equivalents at the beginning of period	1,211,463	567,223
Cash and cash equivalents at the end of period	$931,429	$572,472

CoStar Group, Inc.
Results of Segments - Unaudited
(in thousands)

	Three Months Ended March 31,
	2018	2017
Revenues
North America	$264,795	$219,341
International
External customers	8,923	7,212
Intersegment revenues *	13	11
Total International revenues	8,936	7,223
Intersegment eliminations	(13)	(11)
Total revenues	$273,718	$226,553

EBITDA
North America	$71,055	$54,433
International	(627)	527
Total EBITDA	$70,428	$54,960

* Intersegment revenues recorded were attributable to services performed for the Company's wholly owned subsidiary, CoStar Portfolio Strategy by Grecam S.A.S. (“Grecam”), a wholly owned subsidiary of CoStar Limited, the Company’s wholly owned U.K. holding company. Intersegment revenues are recorded at an amount the Company believes approximates fair value. North America EBITDA includes a corresponding cost for the services performed by Grecam for CoStar Portfolio Strategy.

CoStar Group, Inc.
Revenues by Services - Unaudited
(in thousands)

	Three Months Ended March 31,
	2018	2017

Information and analytics
CoStar Suite	$130,361	$109,979
Information services	15,060	18,336
Online marketplaces
Multifamily	87,683	63,991
Commercial property and land	40,614	34,247
Total revenues	$273,718	$226,553

CoStar Group, Inc. Reconciliation of Non-GAAP Financial Measures with 2017-2018 Quarterly Results - Unaudited
(in millions, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income

	2017				2018
	Q1	Q2	Q3	Q4	Q1

Net income	$22.1	$22.2	$34.2	$44.2	52.2
Income tax expense	13.3	3.6	21.0	4.5	3.5
Income before income taxes	35.4	25.8	55.2	48.7	55.7
Amortization of acquired intangible assets	10.9	9.3	8.5	8.7	10.4
Stock-based compensation expense	9.4	10.1	9.7	9.8	10.4
Acquisition and integration related costs	0.4	0.4	1.2	2.0	3.5
Settlements and impairments	(0.8)	—	—	—	—
Loss on debt extinguishment	—	—	—	3.8	—
Non-GAAP income before income taxes	55.3	45.6	74.6	73.0	80.1
Assumed rate for income tax expense *	38%	38%	38%	38%	25%
Assumed provision for income tax expense	(21.0)	(17.3)	(28.4)	(27.7)	(20.0)
Non-GAAP net income	$34.3	$28.3	$46.3	$45.2	$60.1

Non-GAAP net income per share - diluted	$1.05	$0.86	$1.41	$1.25	$1.65

Weighted average outstanding shares - basic	32.3	32.4	32.4	35.7	35.9
Weighted average outstanding shares - diluted	32.6	32.7	32.8	36.1	36.4

* A 25% and 38% tax rate is assumed for 2018 and 2017, respectively, which approximates our statutory corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	2017				2018
	Q1	Q2	Q3	Q4	Q1

Net income	$22.1	$22.2	$34.2	$44.2	$52.2
Amortization of acquired intangible assets	10.9	9.3	8.5	8.7	10.4
Depreciation and other amortization	6.4	6.5	6.6	6.7	6.6
Interest and other income	(0.4)	(0.6)	(0.6)	(2.5)	(3.0)
Interest and other expense	2.7	2.7	2.9	0.7	0.7
Loss on debt extinguishment	—	—	—	3.8	—
Income tax expense	13.3	3.6	21.0	4.5	3.5
EBITDA	$55.0	$43.7	$72.6	$66.0	$70.4
Stock-based compensation expense	9.4	10.1	9.7	9.8	10.4
Acquisition and integration related costs	0.4	0.4	1.2	2.0	3.5
Settlements and impairments	(0.8)	—	—	—	—
Adjusted EBITDA	$63.9	$54.3	$83.6	$77.9	$84.4

CoStar Group, Inc.
Reconciliation of Forward-Looking Guidance - Unaudited
(in thousands, except per share data)

Reconciliation of Forward-Looking Guidance, Net Income to Non-GAAP Net Income
	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended June 30, 2018		Ended December 31, 2018
	Low	High	Low	High

Net income	$10,000	$15,000	$164,000	$175,000
Income tax expense	3,000	5,000	55,000	59,000
Income before income taxes	13,000	20,000	219,000	234,000
Amortization of acquired intangible assets	26,000	26,000	77,000	77,000
Stock-based compensation expense	12,000	11,000	46,000	44,000
Acquisition and integration related costs	10,000	8,000	20,000	17,000
Restructuring and related costs	—	—	1,000	1,000
Non-GAAP income before income taxes	61,000	65,000	363,000	373,000
Assumed rate for income tax expense *	25%	25%	25%	25%
Assumed provision for income tax expense	(15,300)	(16,200)	(90,800)	(93,300)
Non-GAAP net income	$45,700	$48,800	$272,200	$279,700

Net income per share - diluted	$0.27	$0.41	$4.48	$4.78
Non-GAAP net income per share - diluted	$1.25	$1.34	$7.44	$7.64

Weighted average outstanding shares - diluted	36,500	36,500	36,600	36,600

* A 25% tax rate is assumed, which approximates our statutory corporate tax rate.

Reconciliation of Forward-Looking Guidance, Net Income to Adjusted EBITDA

	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended June 30, 2018		Ended December 31, 2018
	Low	High	Low	High
Net income	$10,000	$15,000	$164,000	$175,000
Amortization of acquired intangible assets	26,000	26,000	77,000	77,000
Depreciation and other amortization	6,000	6,000	24,000	24,000
Interest and other expense, net	(1,000)	(1,000)	(7,000)	(7,000)
Income tax expense	3,000	5,000	55,000	59,000
Stock-based compensation expense	12,000	11,000	46,000	44,000
Acquisition and integration related costs	10,000	8,000	20,000	17,000
Restructuring and related costs	—	—	1,000	1,000
Adjusted EBITDA	$66,000	$70,000	$380,000	$390,000

All Contacts
Scott Wheeler
Chief Financial Officer
(202) 336-6920
swheeler@costar.com

Richard Simonelli
Vice President
Investor Relations and Communications
(202) 346-6394
rsimonelli@costar.com

About CoStar Group, Inc.

CoStar Group, Inc. (NASDAQ: CSGP) is the leading provider of commercial real estate information, analytics and online marketplaces. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. LoopNet is the most heavily trafficked commercial real estate marketplace online with over 5 million monthly unique visitors per month. Apartments.com, ApartmentFinder.com, ForRent.com, ApartmentHomeLiving.com, Westside Rentals, AFTER55.com, CorporateHousing.com, ForRentUniversity.com and Apartamentos.com form the premier online apartment resource for renters seeking great apartment homes and provide property managers and owners a proven platform for marketing their properties. CoStar Group’s websites attracted an average of approximately 38 million unique monthly visitors in aggregate in the first quarter of 2018. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S. and in Europe and Canada with a staff of over 4,100 worldwide, including the industry’s largest professional research organization. For more information, visit www.costargroup.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar Group's financial expectations, the Company's plans, objectives, expectations and intentions and other statements including words such as “hope,” "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar Group and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that the trends stated or implied by this release cannot or will not be sustained at the current pace, including trends related to revenue, net income, bookings, sales, subscribers, site traffic and visits; the risk that the Company is unable to sustain current revenue and earnings growth rates or increase them; the risk that the Company’s expanded sales team does not produce higher sales and revenue as the year progresses; the risk that the Company is unable to achieve its stated goal of 40% adjusted EBITDA margin for the fourth quarter 2018; the risk that revenues for the second quarter and full year 2018 will not be as stated in this press release; the risk that net income for the second quarter and full year 2018 will not be as stated in this press release; the risk that adjusted EBITDA for the second quarter and full year 2018 will not be as stated in this press release; the risk that non-GAAP net income and non-GAAP net income per diluted share for the second quarter and full year 2018 will not be as stated in this press release; the risk that the tax rate estimates stated in this press release are incorrect or may change; the risk that new tax laws, regulations or guidance may be enacted or issued impacting our effective tax rate; the risk that the businesses of ForRent, Apartments.com, and CoStar may not be combined successfully or in a timely and cost-efficient manner; the risk that the combination does not produce the expected results or benefits; the risk that business disruption relating to the ForRent acquisition may be greater than expected; the risk that synergies and expected operating efficiencies from the acquisition of ForRent may not be as expected, may not be fully realized, or may take longer to realize than expected; and the risk that the combination and integration of ForRent will disrupt CoStar's operations or result in the loss of consumers, property owners or key employees.  Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2017, which is filed with the SEC, including in the “Risk Factors” section of that filing, and the Company’s other filings with the SEC available at the SEC’s website (www.sec.gov). CoStar assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.